EXHIBIT B

RESOLUTIONS OF BOARD OF TRUSTEES OF ASGI AGILITY INCOME
FUND, BOARD OF MANAGERS OF ASGI AURORA OPPORTUNITIES FUND,
LLC AND BOARD OF MANAGERS OF ASGI CORBIN MULTI-STRATEGY FUND, LLC

RESOLVED, that the officers of the Fund be, and each hereby is, authorized and directed, with the assistance of counsel, to prepare, execute, and file with the Securities and Exchange Commission an Application for an Order of Exemption, and any amendments thereto, pursuant to Section 6(c) of the 1940 Act, granting exemptions from Sections l8(c) and 18(i) of the 1940 Act, pursuant to Sections 6(c) and 23(c) of the 1940 Act granting exemption from Rule 23c-3 under the 1940 Act, and pursuant to Section 17(d) of the 1940 Act and Rule 17d-1 thereunder, to permit the Fund to offer investors multiple classes of shares with varying sales loads, asset-based service and/or distribution fees, and/or early withdrawal charges; and it is

FURTHER RESOLVED, that the officers of the Fund are hereby authorized and directed to take such other action and execute such other documents as they may deem necessary or advisable, upon advice of counsel, to effectuate the foregoing resolution.